Exhibit 99.1

FOR IMMEDIATE RELEASE
March 14, 2018

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

New York, NY - March 14, 2018 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (NASDAQ: ACSF) today reported net investment income of $2.5 million, or $0.25 per share, and net earnings of $2.5 million, or $0.25 per share, for the quarter ended December 31, 2017. ACSF reported net investment income of $10.6 million, or $1.06 per share, and net earnings of $5.7 million, or $0.57 per share, for the year ended December 31, 2017 and net asset value (“NAV”) of $130.9 million, or $13.09 per share, as of December 31, 2017.

FOURTH QUARTER 2017 FINANCIAL HIGHLIGHTS

•	Investing activities

◦	Invested $40.8 million into 15 new loan obligors and 4 new collateralized loan obligations (“CLO”s)

◦	Sold $20.0 million of investments and received $20.9 million of repayments, including distributions received from our collateralized loan obligations (“CLOs”)

•	Net investment income of $0.25 per share, or $2.5 million

◦	Decreased $0.01 per share from Q3 2017 net investment income of $0.26 per share

•	Net earnings of $0.25 per share, or $2.5 million

◦	Increased $0.25 per share from Q3 2017 net earnings of $0.00 per share due to net gains on investments in Q4 2017 as compared to net losses on investments in Q3 2017

•	NAV of $13.09 per share, or $130.9 million as of December 31, 2017

◦	$0.03 per share decrease from September 30, 2017 NAV per share of $13.12

•	Monthly cash distributions to stockholders of $0.097 per share ($0.291 for the quarter)

◦	8.9% annualized yield on the December 31, 2017 NAV per share

◦	11.1% annualized yield on the December 31, 2017 closing market price of $10.52 per share

•	$229.2 million investment portfolio at fair value as of December 31, 2017

◦	$170.9 million, or 74.6%, in first lien floating rate loans

◦	$14.4 million, or 6.3%, in second lien floating rate loans

◦	$43.8 million, or 19.1%, of equity in CLOs

•	7.05% investment portfolio yield at cost as of December 31, 2017

•	3.83% cost of funds as of December 31, 2017

•	0.67x debt to equity ratio as of December 31, 2017

YEAR ENDED 2017 FINANCIAL HIGHLIGHTS

•	Investing activities

◦	Invested $154.6 million into 86 new loan obligors and 9 new CLO equity positions

◦	Sold $78.0 million of investments and received $93.8 million of repayments, including distributions received from our CLOs

•	Net investment income of $1.06 per share, or $10.6 million

◦	Decreased $0.12 per share from 2016 net investment income of $1.18 per share

•	Net earnings of $0.57 per share, or $5.7 million

◦	$2.48 per share decrease from the 2016 net earnings of $3.05 per share

•	Cash distributions to stockholders of $1.164 per share declared in 2017

“We made significant progress this past year repositioning our loan portfolio into higher yielding, higher spread loans in a declining spread environment while maintaining our portfolio mix and strong credit quality,” said Kevin Braddish, CEO of American Capital Senior Floating.  “We also repositioned a portion of our CLO portfolio into more conservative structures which we believe will provide benefits in future periods.  Going forward, we will continue to seek to use our demonstrated credit expertise and the benefits of the Ares platform to make quality investments that we believe will provide attractive returns and may benefit from potential increases in short term interest rates.”

PORTFOLIO AND INVESTMENT ACTIVITY

As of December 31, 2017, the fair value of ACSF’s portfolio totaled $229.2 million and was comprised of $170.9 million, or 74.6%, of first lien floating rate loans, $14.4 million, or 6.3%, of second lien floating rate loans (collectively, the “Loan Portfolio”) and $43.8 million or 19.1% of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Investment Portfolio”). At December 31, 2017, the Investment Portfolio had a weighted average yield at amortized cost of 7.05%. As of December 31, 2017, ACSF’s Loan Portfolio was diversified across 129 issuers and 37 industries and its CLO Portfolio was invested in 25 issuers across 18 different collateral managers.

RESULTS OF OPERATIONS

Net Investment Income

Net investment income totaled $2.5 million, or $0.25 per share, for the three months ended December 31, 2017. Gross investment income was $4.4 million for the quarter, with $2.9 million, or 65.2%, generated from the Loan Portfolio and $1.5 million, or 34.8%, generated from the CLO Portfolio. Expenses totaled $1.9 million for the three months ended December 31, 2017, with interest and other debt related costs of $0.9 million, a management fee of $0.5 million and other operating expenses of $0.5 million.

Beginning in the first quarter of 2017, Ivy Hill Asset Management, L.P. (“IHAM” or the “Manager”) voluntarily agreed to be responsible for certain of ACSF’s 2017 quarterly other operating expenses in excess of a certain percentage of ACSF’s consolidated net assets less net unrealized appreciation or depreciation, each as defined under generally accepted accounting principles in the United States of America (“GAAP”), for such quarter (the “Voluntary Expense Cap”). For the three months ended December 31, 2017, in accordance with the applicable Voluntary Expense Cap the Manager agreed to be responsible for certain of the Company’s quarterly other operating expenses in excess of an annual rate of 1.25% of the Company’s consolidated net assets less net unrealized appreciation or depreciation as of December 31, 2017.

For the three months ended December 31, 2017, the Manager was not responsible for any of the Company’s other operating expenses as a result of the applicable Voluntary Expense Cap. The Manager has not agreed to be responsible for any of the Company’s operating expenses beyond December 31, 2017.

Net Realized and Unrealized Gain / (Loss) From Investments

Net realized and unrealized gain on investments for the three months ended December 31, 2017 totaled $47.0 thousand and was composed of $21.0 thousand of a net realized gain on sales of investments and $26.0 thousand of a net unrealized gain on the Investment Portfolio. The $26.0 thousand net unrealized gain on the Investment Portfolio was composed of the reversal of net unrealized appreciation related to net realized gains of $108.3 thousand and net unrealized appreciation on investments of $134.3 thousand.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2017, ACSF’s wholly owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $87.5 million outstanding on its $135.0 million revolving credit facility, resulting in a consolidated debt to equity ratio of 0.67x. As of December 31, 2017, ACSF had $1.8 million in cash and cash equivalents and $47.5 million of available capacity on ACSF Funding’s revolving credit facility.

RECENT DEVELOPMENTS

Distributions to Stockholders

On January 18, 2018, the Company announced the declaration of monthly cash distributions to stockholders of $0.097 per share for each of February, March and April 2018. This cash distribution rate represents an 8.9% annualized yield on the December 31, 2017 NAV per share of $13.09 and an 11.1% annualized yield on the December 31, 2017 closing market price per share of $10.52. The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
February 2018	$0.097	February 22, 2018	February 20, 2018	March 5, 2018
March 2018	$0.097	March 20, 2018	March 16, 2018	April 4, 2018
April 2018	$0.097	April 19, 2018	April 17, 2018	May 2, 2018

Since its January 2014 initial public offering, the Company has declared a total of $49.1 million in cash distributions to stockholders, or $4.91 per share.

ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining distributions to stockholders. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

ACSF's 2017 distributions of $1.164 per share consisted entirely of ordinary dividends for federal income tax purposes. Shareholders should receive an IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions. For additional detail, please visit the Company’s website at www.ACSF.com.

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31,
	2017	2016
Assets:
Investments, fair value	$229,240	$244,872
Cash and cash equivalents	1,756	8,795
Receivable for investments sold	2,324	2,272
Other assets	1,337	1,401
Total assets	$234,657	$257,340

Liabilities:
Secured revolving credit facility payable	$87,500	$104,900
Payable for investments purchased	14,413	12,202
Distributions to stockholders payable	970	970
Management fee payable	494	2,046
Other liabilities	424	433
Total liabilities	103,801	120,551

Net Assets:
Common stock, par value $0.01 per share, 10,000 issued and outstanding, 300,000 authorized	100	100
Paid-in capital in excess of par	150,879	150,949
Accumulated undistributed (overdistributed) net investment income	(136)	2,133
Accumulated net realized loss from investments	(7,999)	(3,300)
Net unrealized loss on investments	(11,988)	(13,093)
Total net assets	130,856	136,789
Total liabilities and net assets	$234,657	$257,340

Net asset value per share	$13.09	$13.68

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Investment income:
Interest	$4,394	$4,364	$17,525	$17,570
Total investment income	4,394	4,364	17,525	17,570
Expenses:
Interest and other debt related costs	865	683	3,258	2,652
Management fee	494	525	2,055	2,045
Other operating expenses	505	580	2,176	2,394
Total expenses	1,864	1,788	7,489	7,091
Expense reimbursement	—	(299)	(673)	(1,274)
Net expenses	1,864	1,489	6,816	5,817
Net investment income before taxes	2,530	2,875	10,709	11,753
Income tax (provision) benefit, including excise tax	(36)	(31)	(70)	45
Net investment income	2,494	2,844	10,639	11,798
Net realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	21	429	(6,037)	(1,024)
Net unrealized gain on investments	26	4,442	1,105	19,726
Net gain (loss) on investments	47	4,871	(4,932)	18,702
Net increase in net assets resulting from operations (“Net Earnings”)	$2,541	$7,715	$5,707	$30,500

Net investment income per share	$0.25	$0.28	$1.06	$1.18
Net Earnings per share	$0.25	$0.77	$0.57	$3.05
Distributions to stockholders per share	$0.29	$0.29	$1.16	$1.16
Weighted average shares outstanding	10,000	10,000	10,000	10,000

STOCKHOLDER CALL

ACSF invites stockholders, prospective stockholders and analysts to attend the ACSF stockholder call on March 14, 2018 at 11:00 am (Eastern Time). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Relations section of our website at www.acsf.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 4166055 followed by the # sign and reference “American Capital Senior Floating” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

A slide presentation will accompany the stockholder call and will be available at www.ACSF.com. Select the Q4 2017 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 28, 2018 at 5:00pm (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10117493. An archived replay will also be available on a webcast link located on the home page of the Investor Relations section of our website.

ABOUT AMERICAN CAPITAL SENIOR FLOATING, LTD.

American Capital Senior Floating, Ltd. (NASDAQ: ACSF) is a diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies and in debt and equity tranches of collateralized loan obligations collateralized by senior floating rate loans. The Company has elected to be treated as a business development company under the 1940 Act. The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

ABOUT IVY HILL ASSET MANAGEMENT, L.P.

Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of December 31, 2017, IHAM had total assets under management of approximately $4.1 billion across 21 vehicles.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact:

American Capital Senior Floating, Ltd.
Carl Drake or Veronica Mendiola
(888) 818-5298
iracsf@aresmgmt.com